EXHIBIT 99.3

                                                                  [DIRECTV logo]

                                     MEDIA CONTACT:       DIRECTV Latin America
                                                     Veronica Diaz 954-958-3285


                    COURT CONFIRMS DIRECTV LATIN AMERICA, LLC
                             PLAN OF REORGANIZATION

               COMPANY EXPECTED TO EMERGE FROM CHAPTER 11 PROCESS
                           BY THE END OF FEBRUARY 2004

FORT LAUDERDALE, FL - FEBRUARY 13, 2004 - DIRECTV Latin America, LLC ("the Company") today announced that the U.S. Bankruptcy Court in Wilmington, Delaware has confirmed the Company's Plan of Reorganization, setting the stage for the Company to emerge from Chapter 11. The Company expects that the Plan of Reorganization will become effective by the end of February 2004.

As previously announced, the Company filed for relief under Chapter 11 of the U.S. Bankruptcy Code in March 2003 in order to aggressively address its financial and operational challenges. The filing applied only to the U.S. entity and did not include any of the operating companies in Latin America and the Caribbean, which have continued regular operations.

"This is an important development for the Company and our employees, with the conclusion of the Chapter 11 process now clearly in sight," said Larry N. Chapman, President and Chief Operating Officer of DIRECTV Latin America, LLC. "Through the Chapter 11 process we have successfully accomplished what we set out to do, namely taking the actions we believed were necessary to strengthen our company and ensure our continued ability to offer our customers outstanding programming and entertainment."

About DIRECTV Latin America

DIRECTV is a leading direct-to-home satellite television service in Latin America and the Caribbean. Currently, the service reaches approximately 1.5 million customers in the region, in a total of 28 markets. DIRECTV is currently available in: Argentina, Brazil, Chile, Colombia, Costa Rica, Ecuador, El Salvador, Guatemala, Honduras, Mexico, Nicaragua, Panama, Puerto Rico, Trinidad & Tobago, Uruguay, Venezuela and several Caribbean island nations.

DIRECTV Latin America, LLC is a multinational company owned by DIRECTV Latin America Holdings, a subsidiary of Hughes Electronics Corporation, and Darlene Investments, LLC, an affiliate of the Cisneros Group of Companies. DIRECTV Latin America and its principal operating companies have offices in Buenos Aires, Argentina; Sao Paulo, Brazil; Cali, Colombia; Mexico City, Mexico; Carolina, Puerto Rico; Fort Lauderdale, USA; and Caracas, Venezuela. For more information on DIRECTV Latin America please visit www.directvla.com.

Hughes Electronics Corporation is a world-leading provider of digital multichannel television entertainment, broadband satellite networks and services, and global video and data broadcasting.


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